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[LOGO]                            [LETTERHEAD]





January 23, 1998

Taylor Oil Properties
1550 West Dry Creek Road
Littleton, Colorado 80120

Re: North Powder Prospect
    Sheridan County, Wyoming
    Powder River County, Montana

Gentlemen:

High Plains Associates, Inc., and Louis A. Oswald, III, and Crystal H. Oswald, husband and wife, (hereinafter referred to as HPAI et al) has expressed a desire to purchase an option to purchase 100% interest in the above described "North Powder Prospect" from Randall Taylor individually and dba Taylor Oil Properties (collectively Taylor). This letter is to set forth the terms under which Taylor will sell the option to HPAI et al.

The leases described on Exhibit A are Federal Leases currently owned by Randall Taylor lying within Montana. The leases described in Exhibit B are Fee Leases owned by Taylor Oil Properties. The leases described in Exhibit C are Federal Leases in Wyoming owned by Kenneth Schlenker, as agent for Randall Taylor. The leases identified in these exhibits constitute the entire "North Powder Prospect".

OPTION TO PURCHASE TERMS:

1. HPAI et al will tender to Taylor, by wire transfer, the sum of $125,000.00 on or before 2:00 PM, February 22, 1998. With the execution of this document, the aforementioned $125,000.00 becomes a firm obligation and debt owed to Randall Taylor as consideration for the option, notwithstanding the fact that it is not due to be paid until February 20, 1998. The $125,000.00 will be wired to 1(st) Bank of Colorado, 10403 West Colfax Avenue, Lakewood, Colorado 80215, ABA number 107005047, for further credit to 1(st) Bank Denver, account of Taylor Oil Properties, account number 5025003857.

2. By tendering said $125,000.00 to Taylor, HPAI et al will then own an option to purchase North Powder Prospect under the following terms. HPAI et al will have the option to elect to purchase the North Powder Prospect leases until 10:00 AM, Mountain Standard Time, March 7, 1998 with the final closing set for 10:00 AM, Mountain Standard time, May 20, 1998, in HPAI et al's office at the above address. The $125,000.00 as consideration is to be credited towards the final purchase price. Said $125,000.00 is non-refundable.

3. HPAI et al will notify Taylor, at the above address, of its election to purchase in writing by certified letter, courier to the above address or via fax to (303) 798-1373 on or before 10:00 AM, Mountain Standard Time, March 7, 1998. Once the election to purchase is made HPAI et al becomes liable for the purchase price and must complete the transaction.

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Taylor Oil Properties
January 22, 1998
Page Two

4. Time is of the essence for all times and dates described above.

If HPAI et al makes the election to purchase North Powder Prospect in compliance with the above described terms, the purchase will be made under the following terms.

END OF OPTION TERMS

PURCHASE TERMS:

1. HPAI et al will purchase an undivided 100% interest in the prospect leases described in Exhibits A, B and C. Assignments will be made to High Plains Associates, Inc., 1557 Ogden, Suite 300, Denver, Colorado 80218.

2. HPAI et al shall pay $35.00 per net acre received (all depths) for all leasehold delivered by Taylor and his agent, Kenneth A. Schlenker, from Exhibits A, B and C, subject to the provisions listed below.

3. Title to the coal bed methane gas beneath the fee leases described in Exhibit B is clouded by virtue of the ruling of the Tenth Circuit Court of Appeals ruling in the SOUTHERN UTE INDIAN TRIBE VS. AMOCO case. HPAI et al shall pay $5.00 per net acre received for all fee leasehold received from Taylor listed on Exhibit B. HPAI et al will tender an additional $30.00 per net fee leasehold mineral acre received within thirty (30) days of receiving notice of a ruling from the Tenth Circuit Court of Appeals in which the court has ruled that title to the coal bed methane gas lies with the owners of the gas estate and not with the owners of the coal estate or in any other manner issues a ruling that allows the owner of these leases to produce coal bed methane gas from the lands subject to these leases and enjoy the benefits and rewards of said production. If the Tenth Circuit Court of Appeals fails to rule in this manner, HPAI et al will tender an additional $30.00 per net fee leasehold mineral acre received within thirty (30) days of receiving notice of a ruling from the United States Supreme Court in which the court has ruled that title to the coal bed methane gas lies with the owners of the gas estate and not with the owners of the coal estate or if the Supreme Court or other Federal agency in any other manner issues a ruling that allows the owner of these leases to produce coal bed methane gas from the lands subject to these leases and enjoy the benefits and reward of said production. The additional $30.00 consideration will be due on any fee lease which has a minimum of two years primary term remaining at the time of the ruling.

4. Taylor will arrange for Kenneth A. Schlenker to execute any requested assignment documents to HPAI et al and present those documents to HPAI et al at closing.

5. Taylor will deliver an 82.00% NRI on all federal leasehold (Exhibits A and C) purchased by HPAI et al. Taylor will deliver an 82.00% NRI on all fee leases (Exhibit B) purchased by HPAI et al.

6. During the period commencing on the date of this agreement and ending ten
   (10) days prior to Closing (the "Review Period"), at HPAI et al's expense and with the full cooperation and assistance of Taylor, HPAI et al, its employees, agents and contractors shall have the right to inspect all of Taylor's lease files and title reports concerning the subject leases.




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Taylor Oil Properties
January 22, 1998
Page Three


    During the Review Period, HPAI et al may give Taylor written notice of the leasehold interests included in the sale which have ownership title defects. A title defect letter, if any, shall be submitted no later than ten (10) days prior to closing. If the defect cannot be or is not cured by Taylor before Closing, HPAI et al shall have the right to delete those leases from the sale. Nonetheless, should HPAI et al proceed with the purchase of those leases after having identified ownership title defect(s) or ownership title failure(s), Taylor shall, in good faith, use reasonable efforts after Closing to assist HPAI et al in curing the defect(s).

7. The assignment forms attached hereto as Exhibit D will be utilized as the conveyance documents together with the required federal assignment forms.

8. Closing is set for 10:00 AM, Mountain Standard time, May 20, 1998 at HPAI's office. Full payment will be tendered at closing. Payment may be made by certified check or wire transfer.

    Full payment will be for net acre received at closing. Payment for any federal leases not issued at the time of closing will be made at the time of assignment to HPAI.

9. Failure of any party to insist in any one or more instances upon strict performance of any of the terms or conditions of this agreement will not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto will continue in full force and effect.

10. Time is of the essence for all times and dates described above.

END OF PURCHASE TERMS


NON-COMPETE PROVISIONS:

Upon execution of this letter, Taylor, its business associates, employees, agents, brokers or other parties retained by Taylor, agrees that for a period of one (1) year after January 21, 1998, it will not lease or purchase, or "acquire", in any sense of the word, for its own account and/or for the account of anyone else, any interest of any kind whatsoever without obtaining the written approval of HPAI et al, within the following lands:

                     Wyoming:
                     --------
                     T52N through T58N, and
                     R74W through R77W, inclusive

                     Montana:
                     --------
                     T9S, R45E through R49E, and
                     T8S, R46E through R48E, and
                     T7S, R46E through R48E, inclusive

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Taylor Oil Properties
January 22, 1998
Page Four


Should HPAI et al not elect to purchase the entire North Powder Prospect on March 7, 1998, then this non-compete provision shall expire at that time.

In the event litigation is required to enforce any provision of this contract, the losing party shall reimburse the prevailing party for all costs incurred in the preparation for and litigation of or other resolution of the dispute. Interest on any sums which are not paid on the due date will accrue at the rate of 18% per annum, compounded daily.

This agreement shall be binding on and inure to the benefit of the heirs, successors and assigns of all parties hereto.

This agreement and the exhibits hereto contain the entire agreement between the parties with respect to the matters thereto and supersedes all prior arrangements or understandings with respect thereto.

Facsimile signatures shall be considered as original, and binding, by all parties to this agreement.


Sincerely,

HIGH PLAINS ASSOCIATES, INC.

/s/ Louis A. Oswald, III             /s/ Louis A. Oswald, III
---------------------------------    -------------------------------------
Louis A. Oswald, III                 Louis A. Oswald, III, individually
President

                                     /s/ Crystal H. Oswald
                                     ---------------------------------
                                     Crystal H. Oswald, wife of
                                     Louis A. Oswald, III



AGREED TO AND ACCEPTED THIS 23(rd) DAY OF JANUARY, 1998.


TAYLOR OIL PROPERTIES

By: /s/ Randall Taylor               /s/ Randall Taylor
    -----------------------------    -----------------------------------
    Randall Taylor                   Randall Taylor, individually